UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – JANUARY 24, 2011

PRIME SUN POWER INC.
(Exact name of Registrant as specified in its charter)

NEVADA	333-103647	98-0393197
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

866-523-5551
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01    Entry into a Material Definitive Agreement.

On January 24, 2011, Prime Sun Power Inc. (“PSP”) entered into a Term Sheet (the “Term Sheet”) with Seawind International Ltd., (“Seawind” and together with PSP, the “Parties”).  Subject to the terms and conditions set forth in the Term Sheet, PSP shall acquire Seawind (such transaction is referred to herein as the “Acquisition”).  The target closing date for the Acquisition is February 25, 2011.  The Parties have agreed that after the closing of the Acquisition, PSP will change its name to “3Power Energy Group Inc.”  Following the closing of the Acquisition, 3Power Energy Group Inc. expects to shift its executive offices to Plymouth and London, United Kingdom.

For purposes of consummating the Acquisition, PSP shall increase its authorized share capital to 200,000,000 shares prior to issuing shares in exchange for the interests of Seawind. Rudana Investment Group AG (“Rudana”), the majority shareholder of PSP, shall, prior to the closing of the Acquisition, contribute into the new PSP structure certain Hydro power projects described in the Term Sheet.  At the closing of the Acquisition, Seawind shall tender all of the issued and outstanding shares of Seawind to PSP, and PSP shall issue to the owners of Seawind shares equal in amount to the number of shares owned by Rudana.

The Parties have agreed to utilize their best efforts to facilitate initial financing and fund-raising by 3Power Energy Group Inc., up to the amount of Fifty Million U.S. Dollars ($50,000,000). The proceeds of such financing shall be allocated by 3Power Energy Group Inc. among solar, hydro and wind projects.

Following the closing of the Acquisition, the Board of Directors of 3Power Energy Group Inc. shall consist of five directors, with two Directors to be nominated by each of Rudana and Seawind, and a fifth director to be nominated by Rudana subject to acceptance by Seawind.

PSP and Seawind will use commercially reasonable efforts to complete a mutually agreeable definitive Acquisition agreement containing customary representations, warranties, covenants and ancillary agreements as soon as reasonably possible.  Rudana and the Seawind principals also intend to enter into a shareholders agreement.  The closing of the Acquisition will also be subject to completion of satisfactory legal due diligence and completion of the 2010 audit of the Seawind financial statements.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently known facts and available competitive, financial, and economic data, as well as management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. PSP cannot provide assurances that any of the transactions or prospective matters described in this Current Report on Form 8-K will be successfully completed or that PSP will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by PSP with the U.S. Securities & Exchange Commission.  PSP undertakes no obligation to update information contained in this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Toby Durrant as Chief Investment Officer

Effective as of January 26, 2011, Mr. Toby Durrant has been appointed as PSP’s new Chief Investment Officer.  Mr. Durrant is the founder and managing director of Liberton Worldwide Limited, a business consultancy based in the United Kingdom which advises cleantech companies on corporate strategy.  He has served in this position since 2010.  Previously, Mr. Durrant was employed from 2006-2009 by Hichens, Harrison & Co./Religare Capital Markets, a stockbrokerage and corporate advisory business.  He began advising the company on strategy before being made a Managing Director in 2007, where he was responsible for the international development of the business.  In 2008, Mr. Durrant was appointed Chief Executive Officer of Religare Capital Markets, after an acquisition and name change.  Between 2001 and 2006, Mr. Durrant was the co-founder and director of Square Mile Solutions Limited, a consultancy firm based in the City of London which advised and implemented new business strategies for financial institutions.

PSP has agreed to pay Mr. Durrant a base salary of $150,000 per year, plus stock options and bonuses based upon (i) the amount of capital Mr. Durrant is able to raise and (ii) certain milestones to be reached, in each case in amounts as to be mutually determined by PSP and Mr. Durrant.  At the present time, there is no written employment agreement between PSP and Mr. Durrant, however, PSP and Mr. Durrant anticipate entering into such an agreement at a later date.

Item 8.01.	Other Events.

On January 26, 2011, PSP issued a press release, attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit.

Exhibit 99.1	Press Release dated January 26, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PRIME SUN POWER INC.

By:	/s/ Olivier de Vergnies
Name: Olivier de Vergnies Title: Acting Chief Executive Officer and Acting Chief Financial Officer

Date:      February 2, 2011